Clark Wilson LLP

Barristers & Solicitors

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Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

Our File No.	28291-1 / CW1005229.1

Exhibit 5.1

December 22, 2006

Torrent Energy Corporation

One SW Columbia St Ste 640

Portland OR 97258

Dear Sirs:

Re: Common Stock of Torrent Energy Corporation Registered on Form SB-2 filed August 10, 2006 As amended by Form S-1 filed December 22, 2006

                              We have acted as counsel to Torrent Energy Corporation (the “Company”), a Colorado corporation, in connection with the filing of an amended registration statement on Form S-1 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 16,299,000 shares of the Company’s common stock (the “Registered Shares”), as further described in the Registration Statement filed on December 22, 2006.

In connection with this opinion, we have examined the following documents:
(a)	Corporate Charter and Articles of the Company;
(b)	By-Laws of the Company;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;
(d)	The Registration Statement; and
(e)	The Prospectus/Information Statement (the “Prospectus”) constituting a part of the Registration Statement.

We have considered such questions of law as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares to which the Registration Statement and Prospectus relate, if and when issued, will be duly and validly authorized and issued, fully paid and non-assessable.

We are familiar with the General Corporation Law of the State of Colorado, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Colorado corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, to the limited extent set forth above, the Colorado law, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP

CW1005229.1